Exhibit 99.1

Manpower Inc. Creates Northern and Southern Europe Regions Manpower France President Francoise Gri and Hans Leentjes, head of Central EMEA, take on expanded roles

    Manpower Inc., (NYSE: MAN) a world leader in innovative workforce solutions, has announced a new organizational structure for its Europe, Middle East and Africa region to elevate what the company does to help their clients win.

    Effective 10 January 2011, Manpower Inc. will create two regions - Northern and Southern Europe. Francoise Gri will take on the responsibility of running Southern Europe in addition to her current role as President of Manpower France, the company's biggest single market. Hans Leentjes, who currently leads EMEA's central region, is promoted to Executive Vice President, President Northern Europe.

    "Our new organizational structure in this part of the world will help us create more speed, efficiency and collaboration, which is critical for us to achieve our objectives now and in the future," said Jeff Joerres, Manpower Inc. Chairman and CEO. "We are at a natural point where it makes the most sense to optimize our growth potential by creating Northern and Southern Europe regions."

   • Francoise Gri becomes Executive Vice President, President of Southern Europe.

   • Hans Leentjes becomes Executive Vice President, President of Northern Europe and joins Manpower Inc.'s Executive Management Team.

About Manpower Inc.
Manpower Inc. (NYSE: MAN) is a world leader in innovative workforce solutions; creating and delivering services that enable its clients to win in the changing world of work. With over 60 years' experience, Manpower offers employers a range of solutions and services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting. Manpower's worldwide network of 4,000 offices in 82 countries and territories enables the company to meet the needs of its 400,000 clients per year, including small and medium size enterprises in all industry sectors, as well as the world's largest multinational corporations. The focus of Manpower's work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under four brands: Manpower, Manpower Professional, Elan and Right Management. More information on Manpower Inc. is available at www.manpower.com.